                           SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section14(a) of
          the Securities Exchange Act of 1934 (Amendment No.       )


  Filed by the Registrant
  Filed by a party other than the Registrant
  Check the appropriate box:
    Preliminary Proxy Statement
    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    Definitive Proxy Statement
    Definitive Additional Materials
    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              BMC INDUSTRIES, INC.

                (Name of Registrant as Specified In Its Charter)
                                 -------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    No fee required.
    Fee computed on table below per Exchange Act Rules14a-6(i)(1)
    and 0-11
    (1)  Title of each class of securities to which transaction applies:


    (2)  Aggregate number of securities to which transaction applies:


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


    (4)  Proposed maximum aggregate value of transaction:


    (5)  Total fee paid:


    Fee paid previously with preliminary materials.
    Check box if any part of the fee is offset as provided by Exchange Act Rule0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:


    (2)  Form, Schedule or Registration Statement No.:


    (3)  Filing Party:


    (4)  Date Filed:

         --

                                      BMC
                                INDUSTRIES, INC.
                       ONE MERIDIAN CROSSINGS, SUITE 850
                          MINNEAPOLIS, MINNESOTA 55423

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1999

                            ------------------------

TO THE STOCKHOLDERS OF BMC INDUSTRIES, INC.:

    NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of BMC Industries, Inc. will be held at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota on Wednesday, May 12, 1999 at 10:00 a.m., Central Daylight Time, for the following purposes:

    1.  To elect four directors for a term of two years; and

    2. To transact such other business as properly may come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 24, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Jon A. Dobson

                                          Jon A. Dobson
                                          GENERAL COUNSEL AND SECRETARY

March 31, 1999

                          YOUR VOTE IS VERY IMPORTANT

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE SIGN AND RETURN YOUR PROXY CARD AS SOON AS POSSIBLE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USAGE. A PRE-ADDRESSED POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE IN RETURNING THE SIGNED PROXY CARD.

                                      BMC
                                INDUSTRIES, INC.
                       ONE MERIDIAN CROSSINGS, SUITE 850
                          MINNEAPOLIS, MINNESOTA 55423

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                    INFORMATION CONCERNING THE SOLICITATION

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of BMC Industries, Inc. (the "Company," "BMC," "we" or "our") for use at the 1999 Annual Meeting of Stockholders to be held at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota on Wednesday, May 12, 1999, at 10:00 a.m., Central Daylight Time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our annual report to stockholders for the year ended December 31, 1998 has been mailed to stockholders but is not to be considered a part of the proxy soliciting materials.

    You are entitled to vote at the meeting if you were a stockholder of record at the close of business on March 24, 1999. PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING PRE-ADDRESSED ENVELOPE. Signing and returning your proxy card will not prevent you from voting in person at the meeting. You may revoke your proxy at any time before it is used at the meeting by filing a revoking instrument or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the meeting and voting in person. On March 24, 1999, there were 27,226,380 shares of common stock outstanding.

    The cost of soliciting proxies will be borne by the Company. Officers, directors and regular employees of the Company may, without additional compensation, solicit proxies by mail, personal conversation, telephone or otherwise. We will reimburse brokerage firms and others for expenses incurred in forwarding solicitation material to the beneficial owners of BMC common stock. We anticipate that this proxy statement, a proxy card and our annual report to stockholders for the year ended December 31, 1998 will be mailed to stockholders on or about March 31, 1999.

                                VOTING OF SHARES

    Each stockholder has the right to cumulate votes for the election of directors by giving written notice of intent to cumulate votes to any officer before the meeting, or to the presiding officer at the meeting (before the election of directors). If any stockholder gives notice to cumulate, then each stockholder may cast a number of votes equal to the number of his or her shares multiplied by the number of directors to be elected. The stockholder may cast all those votes for one nominee or may distribute them among the nominees. On all other matters, stockholders are entitled to one vote per share.

    The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required for a quorum for the transaction of business. Shares of common stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum, without regard to whether the card reflects votes for or against, abstentions or broker non-votes on a matter.

    The election of a nominee for director requires the affirmative vote of a majority of the shares of common stock present and entitled to vote in person or by proxy at the meeting (or, if votes are cumulated, the affirmative vote of more than one-fifth of all votes cast). Shares represented by a proxy card voted as abstaining on any of the proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter. Shares represented by a proxy card that includes broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

NOMINATION

    Our Second Restated Articles of Incorporation provide that the Board will consist of not less than three nor more than 17 members, as determined from time to time by the Board of Directors, divided into two classes of as nearly equal size as possible. Each class of directors serves a two year term, with the term of one class expiring each year in rotation. The Board currently consists of seven (7) directors, with the terms of four present members of the Board expiring as of the meeting. The terms of the remaining three members of the Board will expire next year.

    The Board has determined that there will be seven (7) directors for the ensuing year. The Board has nominated John W. Castro, Joe E. Davis, H. Ted Davis and James M. Ramich to serve as directors for terms of two years, expiring at the annual meeting of stockholders in 2001.

    The Board recommends a vote FOR the election of the nominees. In the absence of other instructions, the proxies will be voted FOR the election of the nominees. If the Board should learn prior to the meeting that any of the nominees will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that otherwise would have been voted for that nominee will be voted for such substitute nominee as may be selected by the Board. Alternatively, the proxies, at the Board's discretion, may be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve.

INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following table gives certain information concerning directors, including this year's nominees.

NAMES OF DIRECTORS                                                                                               DIRECTOR
AND NOMINEES                                          PRINCIPAL OCCUPATION                             AGE         SINCE
------------------------------  -----------------------------------------------------------------      ---      -----------
NOMINEES FOR A TWO-YEAR TERM EXPIRING IN 2001:

John W. Castro................  President and Chief Executive Officer of Merrill Corporation
                                  (diversified document services)                                          50         1994

Dr. H. Ted Davis..............  Dean, Institute of Technology, University of Minnesota                     61         1998

Joe E. Davis..................  Former President and Chief Executive Officer of National Health
                                  Enterprises, Inc.; former Chairman of the Board, Linear
                                  Corporation                                                              64         1982

James M. Ramich...............  Former Executive Vice President, Corning Communications of
                                  Corning Incorporated                                                     53         1998

DIRECTORS NOT STANDING FOR ELECTION AT THE MEETING WHOSE TERMS EXPIRE IN 2000:

Lyle D. Altman................  Former Chairman of the Board of Network Systems Corporation (data
                                  communications equipment)                                                68         1983

Paul B. Burke.................  Chairman of the Board, President and Chief Executive Officer of
                                  BMC Industries, Inc.                                                     43         1991

Harry A. Hammerly.............  Former Executive Vice President and Director of 3M Company                 65         1995

    Except as indicated below, there has been no change in the principal occupations or employment during the past five years for the directors or nominees for election as directors.

    Dr. Davis has served as Dean of the Institute of Technology at the University of Minnesota since 1995. He has served as the Regents' Professor, Department of Chemical Engineering and Materials Service, at the University of Minnesota since 1997. Dr. Davis also served as Head of the Department of Chemical Engineering at the University of Minnesota from 1980 to 1995.

    Mr. Ramich retired from Corning Incorporated in April 1998 after 25 years of service, most recently as Executive Vice President, Corning Communications. He also served in a number of other senior management and operating positions at Corning, including President, Corning Japan, Executive Vice President, Information Display Group and Vice President of Corporate Development.

    In March 1995, Mr. Altman resigned as Chairman of the Board of Network Systems Corporation ("NSC") in connection with Storage Technology Corporation's acquisition of NSC. From September 1993 to March 1995, Mr. Altman served as interim Chief Executive Officer of NSC. Mr. Altman previously served as President and Chief Executive Officer of NSC until October 1991, and as its Chief Executive Officer until April 1992.

    Mr. Burke has been President of the Company since May 1991, and he has served as its President and Chief Executive Officer since July 1991. Mr. Burke has also served as Chairman of the Board since May 1995. Mr. Burke joined the Company as Associate General Counsel in June 1983 and became Vice President, Secretary and General Counsel in August 1985. In November 1987, he was appointed Vice President, Ft. Lauderdale Operations of the Company's Vision-Ease Lens division and in May 1989 he was appointed President of Vision-Ease Lens.

    Mr. Hammerly retired from 3M Company in July 1995. He served in various positions with 3M from June 1955 to July 1995, most recently as Executive Vice President, International Operations.

    The following Board members also serve as directors of the designated public companies: Mr. Burke, Donaldson Company, Inc.; Mr. Castro, Merrill Corporation; Mr. Davis, American Variable Insurance Series and Wilshire Technologies, Inc.; and Mr. Hammerly, Apogee Enterprises, Inc., Brown and Sharp Manufacturing Company and Milacron, Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

    COMMITTEES. During 1998, the Board of Directors met seven (7) times. The Board maintains four standing committees: an Audit Committee, a Compensation Committee, a Finance Committee and a Corporate Governance Committee. In 1998, all of our directors attended 75% or more of the meetings of the Board and the committees on which they served. The Audit Committee oversees our internal audit department and the provision of outside audit services. It met two (2) times in 1998. The Compensation Committee reviews and approves compensation for all elected executive officers; reviews, approves and modifies all general compensation matters; and sets the terms of, and grants awards under, our 1994 Stock Incentive Plan and any other incentive plans. The Compensation Committee met four (4) times during 1998. The Finance Committee approves dividends payable to stockholders and reviews our Company's long-range financing plan. The Finance Committee met six (6) times during 1998. The Corporate Governance Committee is authorized to identify, evaluate and nominate persons for election to the Board and to make recommendations to the Board with respect to such persons. The Corporate Governance Committee also reviews Board and corporate governance policies. The Corporate Governance Committee did not meet during 1998. The Corporate Governance Committee will consider nominees recommended by a stockholder if the stockholder submits the recommendation in writing to the chairperson of the Corporate Governance Committee. Our Restated Bylaws also permit any stockholder entitled to vote for the election of directors to make nominations directly, without first recommending the nominee to the Corporate Governance Committee. Under the bylaws, any such nomination made by a stockholder must be made by written notice to the corporate secretary not less than 120 days prior to the annual meeting of stockholders or special meeting called for the election of directors, as the case may be. The motion must include each nominee's name, age, business address and residence address, principal occupation and beneficial share ownership, together with the class of directors to which the nominee is being nominated and such other information as would be required in a proxy solicitation concerning the nominee under the Securities and Exchange Commission's proxy rules.

    The Audit, Compensation, Finance and Corporate Governance Committees are presently comprised of the following incumbent directors:

                                                                                      CORPORATE GOVERNANCE
AUDIT COMMITTEE                 COMPENSATION COMMITTEE        FINANCE COMMITTEE             COMMITTEE
--------------------------  ------------------------------  ----------------------  -------------------------
Lyle D. Altman, Chair       Harry A. Hammerly, Chair        Joe E. Davis, Chair     John W. Castro, Chair
Joe E. Davis                James M. Ramich                 Lyle D. Altman          Harry A. Hammerly
H. Ted Davis                John W. Castro                  James M. Ramich         H. Ted Davis

    DIRECTORS' FEES. Since he is an employee, Mr. Burke is not paid a director's fee. Non-employee directors are paid an annual cash retainer of $15,000. Non-employee directors also receive a fee of $1,000 for each Board meeting attended and $1,000, $1,200 in the case of the committee Chair, for each committee meeting attended.

    DIRECTORS' DEFERRED COMPENSATION PLAN. On December 7, 1984, the Board of Directors adopted the Directors' Deferred Compensation Plan (the "Deferred Plan"), which is administered by the corporate secretary in conjunction with the human resources department. Each non-employee director may elect to participate and defer his or her director's fees. The amount of each participating director's compensation deferred under the Deferred Plan is credited to a separate bookkeeping account in the director's name. Participants can elect to have compensation credited to a phantom investment options account ("Investment Account") or an "Interest Income" account ("Interest Account"). Compensation credited to the Investment Account is converted into share equivalents of up to three mutual funds ("Phantom Investments") chosen from a variety of equity and bond fund options. The value of Phantom Investments credited to the Investment Account, and, consequently the value of a participating director's account, increases or decreases depending on the market performance of the underlying mutual funds chosen as Phantom Investments. Compensation credited to the Interest Account earns interest computed on the beginning balance each quarter at an annual rate equal to the effective cost of borrowing under our revolving credit agreements in effect during the quarter. Amounts credited to participating directors' accounts are payable in cash in a lump sum or in two to ten annual installments, at the option of the participant, upon termination from the Board of Directors. During the past three years, $65,950 was deferred under the Deferred Plan by one current director who is not an executive officer.

    NON-EMPLOYEE DIRECTOR STOCK OPTIONS. On December 10, 1993, the Board adopted the 1994 Stock Incentive Plan (the "1994 Plan"), which subsequently was approved by stockholders at the annual meeting of stockholders in 1994. The 1994 Plan provides for automatic non-qualified option grants to non-employee directors. Effective as of January 1, 1997, the Board amended the 1994 Plan to provide for an automatic, one-time grant to directors filling new directorships or vacancies of a non-qualified option to purchase 10,000 shares of common stock, at an exercise price equal to the fair market value of our common stock on the date of their election or appointment. Prior to January 1, 1997, new directors received a non-qualified option to purchase 20,000 shares of common stock on the date of their first election or appointment to the Board. The 1994 Plan further provides that on the date of each subsequent annual meeting of stockholders, each non-employee director will automatically be granted additional options to purchase 4,000 shares of common stock at the fair market value of our common stock on the date of grant. Each option becomes exercisable in full three years after the date of grant and terminates five years after the date of grant. If a non-employee director ceases to serve as a director for any reason other than death, disability or mandatory retirement, all options held by the director will continue to vest and expire in accordance with the original terms of the grants. All options become immediately exercisable in the event of a director's death, disability or mandatory retirement.

    NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES. The Board adopted minimum stock ownership guidelines in 1998 for non-employee directors. The minimum level of ownership is five times the annual retainer. Non-employee directors have a period of five years to acquire sufficient shares to meet the minimum levels. Shares may be held in various forms of beneficial ownership, including jointly with a spouse, through a trust or in a retirement account. Unexercised stock options, however, do not count toward fulfillment of the guidelines. Until a non-employee director meets the minimum ownership guidelines, he or she receives 50% of the annual cash retainer in BMC common stock.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table provides information, as of March 24, 1999, unless otherwise indicated, pertaining to persons who, to the best of our knowledge, owned beneficially more than five percent (5%) of our outstanding common stock. This table also provides information with respect to shares of common stock beneficially held by the directors and executive officers named in the Summary Compensation Table and for all directors and executive officers as a group.

                                                                          SHARES OF COMMON STOCK
                                                                          BENEFICIALLY OWNED(1)
                                                                        --------------------------
                                                                                          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                       AMOUNT         OF CLASS
----------------------------------------------------------------------  -------------     --------
Becker Capital Management, Inc........................................      1,370,600(2)    5.0%
  1211 SW Fifth Avenue, Suite 2185
  Portland, OR 97204

Lyle D. Altman........................................................         44,000(3)      *

Paul B. Burke.........................................................      1,081,204(4)    3.9

John W. Castro........................................................         46,000(5)      *

H. Ted Davis..........................................................          2,701         *

Joe E. Davis..........................................................        123,200(3)      *

William A. Guernsey...................................................         80,291(6)      *

Harry A. Hammerly.....................................................         38,588(7)      *

Jeffrey J. Hattara....................................................          9,200(8)      *

James M. Ramich.......................................................            971         *

Jeffrey L. Wright.....................................................         15,758(9)      *

All directors and executive officers as a group (12 persons)..........      1,453,554(10)   5.2

------------------------

*   less than 1%.

(1) Unless otherwise noted, all shares are held by individuals or entities possessing sole voting and investment power. Unless otherwise noted, share amounts and percentages are as of March 24, 1999. Shares subject to options that are exercisable on or prior to May 24, 1999 are treated as outstanding for purposes of determining the percent beneficially owned by an individual or by members of the group, as the case may be.

(2) As set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1999, Becker Capital Management, Inc. ("Becker"), a registered investment adviser, is deemed to have beneficial ownership as of December 31, 1998 of 1,370,600 shares. Becker reports that it has sole voting power and sole dispositive power with respect to all 1,370,600 shares.

(3) Includes 12,000 shares that the director has the right to acquire within 60 days upon the exercise of options.

(4) Includes 624,600 shares that Mr. Burke has the right to acquire within 60 days upon the exercise of options; 9,468 shares held as nontransferable restricted shares awarded under the 1994 Plan, which are subject to forfeiture under certain circumstances; 400 shares held indirectly as custodian for his minor son; and 11,353 shares allocable to him as of December 31, 1998 in connection with his participation in the Savings and Profit Sharing Plan.

(5) Includes 8,000 shares that Mr. Castro has the right to acquire within 60 days upon the exercise of options and 10,000 shares held by his wife, of which Mr. Castro disclaims beneficial ownership.

(6) Includes 64,000 shares that Mr. Guernsey has the right to acquire within 60 days upon the exercise of options and 1,411 shares allocable to Mr. Guernsey as of December 31, 1998 in connection with his participation in the Savings and Profit Sharing Plan.

(7) Included 24,000 shares that Mr. Hammerly has the right to acquire within 60 days upon the exercise of options.

(8) Includes 8,000 shares that Mr. Hattara has the right to acquire within 60 days upon the exercise of options.

(9) As of January 31, 1999. Includes 12,700 shares that Mr. Wright had the right to acquire within 60 days upon the exercise of options and 258 shares allocable to him as of December 31, 1998 in connection with his participation in the Savings and Profit Sharing Plan.

(10) Includes 400 shares held indirectly by Mr. Burke's minor son, 773,700 shares deemed beneficially owned by members of the group by virtue of a right to acquire them within 60 days upon the exercise of options, 10,384 shares held as non-transferable restricted shares awarded under the 1994 Plan to two executive officers and 13,295 shares allocable as of December 31, 1998 to four executive officers in connection with their participation in the Savings and Profit Sharing Plan.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    THE COMMITTEE. The Compensation Committee of our Board of Directors (the "Committee") is comprised entirely of non-employee directors and administers our executive compensation program. See "Information About the Board and its Committees" for a more complete description of the functions of the Committee.

    COMPENSATION PHILOSOPHY. Our executive compensation policy is intended to support the achievement of our desired economic performance by:

    - Providing compensation that will attract and retain superior talent and reward performance; and

    - Aligning executive officers' interests with our success by linking both annual incentive compensation and long-term incentive compensation with the Company's success in achieving performance goals.

    The executive compensation policy, as approved by the Committee, provides for an overall level of potential compensation that is at a median level of competitiveness with manufacturing companies of comparable size, with an emphasis on incentive compensation over base salary. The Committee, in reviewing compensation matters, consults with the Director of Compensation and Benefits and, as appropriate, independent compensation consultants. The Committee makes use of a variety of independently available compensation surveys, each of which provides compensation data for well over 100 companies, including many of the companies in the Standard & Poor's ("S&P") 500 and S&P Manufacturing (Diversified Industries) indices used in our stock performance graph. The compensation surveys used by the Committee report compensation data for like-sized manufacturing companies and provide statistical analyses that predict median compensation rates at profit and revenue levels comparable to those of BMC. Actual individual compensation levels for officers may be greater or less than median competitive levels, based upon annual and long-term BMC performance as well as individual performance. The Committee, at its discretion, sets executive compensation at levels which it judges are justified by external, internal or other circumstances.

    ELEMENTS OF EXECUTIVE OFFICER COMPENSATION POLICY. The executive officer compensation policy is comprised of base salary, annual cash bonus incentive opportunities and long-term incentives in the form of stock options and/or restricted stock awards.

    BASE SALARY. Base salary levels for the Company's executive officers, including the Chief Executive Officer, are generally set at or below median levels of competitiveness compared to manufacturing companies of similar size and profitability. In determining individual salaries, in addition to the comparison with similar companies, the Committee takes into consideration individual experience and performance, as well as competitive and comparable data related to the executive officer's specific areas of expertise.

    ANNUAL CASH BONUS INCENTIVES. Under the management incentive bonus plan (the "Bonus Plan"), executive officers and key employees, designated by the Chief Executive Officer, may receive cash bonus awards after the close of the fiscal year if we achieve financial performance goals set by the Board for that year. Target bonus rates of a percentage of base salary are established for each executive officer based upon the individual's level of responsibility and the median level of incentive compensation opportunity offered by like-sized manufacturing companies as reported in salary surveys. In 1998, we did not achieve our established financial performance goals. Accordingly, executive officers were not eligible to receive a bonus under the Bonus Plan for 1998.

    LONG-TERM INCENTIVES. On December 10, 1993, the Board of Directors approved the 1994 Plan which subsequently was approved by stockholders at the 1994 Annual Meeting of Stockholders. The 1994 Plan provides for grants to eligible employees of stock options, restricted stock awards, performance units, stock bonuses and stock appreciation rights. To the extent not otherwise fixed by the terms of the 1994 Plan, the Committee has the discretion to select participants, the type of award and the terms and conditions for each award. Awards under the 1994 Plan are intended to align management and stockholder long-term interests by creating a direct link between executive compensation and stockholder return, and to enable executives to develop and maintain an equity position in BMC.

    The Committee does not rely on any single formula in determining the size of grants or selecting recipients. The Committee considers published survey data, the potential and performance of the recipient, grants made in prior years and remaining outstanding options held by the recipient.

    STOCK OPTION REPRICING. In addition to stock option grants consistent with the compensation policy discussed above, in August 1998, the Committee determined that additional incentives were necessary to address concerns regarding the retention of key employees due to the fact that many of these employees held stock options with option prices significantly higher than the current fair market value of BMC common stock. In response, the Committee approved a program (the "Exchange Program") under which key employees were offered the opportunity to exchange unexercised stock options granted on December 23, 1997, priced at $16.3125 per share, on a one-for-one basis for new stock options with an exercise price of $7.0313 per share. In addition, the Exchange Program allowed new hires subsequent to December 23, 1997 to exchange higher priced options for new stock options at the exercise price of $7.0313 per share. All stock options issued under the Exchange Program will expire on their original expiration date. Mr. Burke, the Chief Executive Officer, was ineligible for participation in the Exchange Program.

Executive officers, excluding the Chief Executive Officer, who elected to participate in the Exchange Program are shown in the table entitled "10-Year Option/SAR Repricings" on page 13. Employees exchanged 251,500 stock options.

    POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits our tax deduction to $1 million per person for annual compensation paid to executive officers, unless certain requirements are met. One requirement is that the Committee consist entirely of outside directors. The Committee meets this requirement. Another requirement is that compensation in excess of $1 million must be based upon the attainment of performance goals approved by stockholders. Awards under the 1994 Plan meet these requirements and are eligible for exceptions to the deduction limitation. Although no executive officer's annual compensation, excluding qualified performance-based compensation, has exceeded $1 million to date, the Committee may pay total annual compensation to an executive officer that exceeds $1 million in order to attract, retain and reward the executive, as necessary to maximize the return to stockholders.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Base salary, stock option awards, incentive compensation awards and other compensation paid to Mr. Burke are consistent with the design of the overall program described above. Amounts paid and granted under these plans are disclosed in the Summary Compensation Table on page 11. The potential value of Mr. Burke's compensation package is designed to "pay for results" by placing a high degree of pay at risk and by providing significant emphasis on stockholder value through the granting of stock options. Annual incentive compensation is targeted at 75% of his base salary with a maximum of 112.5%. Benefits and perquisites are not emphasized and are set at median levels of competitiveness. Mr. Burke's base salary and his stock option awards are determined after a review of competitive compensation compiled by independent consultants and after taking into account our performance under his leadership. Our performance is measured against financial goals for earnings, earnings per share and cash flow. Other measurements used to evaluate Mr. Burke are stock price performance and soundness of strategic operating plans.

    Mr. Burke's 1998 base salary was $400,000. Because we did not meet our financial goals for 1998 as defined by the Bonus Plan, Mr. Burke did not receive a bonus for 1998. To aid in the retention of Mr. Burke, the Committee granted him a stock option for the purchase of 100,000 shares of common stock in February 1998. The Committee determined the size of this grant based in part on information provided by independent sources, including a survey performed by an outside compensation consultant. This option becomes exercisable in five equal annual installments, the first installment of which became exercisable in February 1999.

Members of the Compensation Committee:
Harry A. Hammerly, Chairman
John W. Castro
James M. Ramich

COMPARATIVE STOCK PERFORMANCE

    This graph compares the cumulative total stockholder return on our common stock, assuming reinvestment of dividends, for the last five fiscal years to the total cumulative return on the S&P 500 Composite Stock Index and the S&P Manufacturing (Diversified Industries) Index over the same period. The graph assumes $100 invested at the per share closing price of common stock on the New York Stock Exchange on December 31, 1993 in BMC and each of the indices.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       TOTAL RETURN TO STOCKHOLDERS
   (ASSUMES $100 INVESTMENT ON 12/31/93)
                  DOLLARS
                                             BMC INDUSTRIES, INC.  S&P MANUF'G-DIVERSIFIED    S&P 500
12/31/93                                                   100.00                    100.00     100.00
12/30/94                                                   148.33                    103.43     101.32
12/29/95                                                   441.67                    145.65     139.34
12/31/96                                                   599.47                    194.23     171.30
12/31/97                                                   311.17                    267.49     228.44
12/31/98                                                   120.42                    328.15     293.72
Source: Carl Thompson
Associates www.ctaonline.com
(800) 959-9677. Data from
Bloomberg Financial
Markets.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows compensation information for the chief executive officer, one former executive officer and its two other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                                                     --------------
                                                                                         AWARDS
                                                    ANNUAL COMPENSATION(1)           --------------
                                            ---------------------------------------    SECURITIES
                                                                     OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR       SALARY    BONUS(2)   COMPENSATION(3)     OPTIONS(4)    COMPENSATION(5)
-------------------------------  ---------  ----------  ---------  ----------------  --------------  ----------------
Paul B. Burke..................       1998  $  400,000  $       0    $    161,692         100,000       $   27,948
Chairman of the Board,                1997     350,000          0         126,603         200,000           24,288
President and CEO                     1996     350,000    262,500         131,629                           80,916

Jeffrey J. Hattara.............       1998     161,538          0          19,363          50,000                0
Vice President, Finance and           1997          --         --              --              --               --
Administration and CFO(6)             1996          --         --              --              --               --

William A. Guernsey............       1998     205,000          0          41,796               0           13,323
Senior Vice President,                1997     203,892          0          34,399          10,000           10,013
Corporate Development(7)              1996          --         --              --              --               --

Jeffrey L. Wright..............       1998     130,000          0          16,613          20,000            7,698
Former Treasurer(8)                   1997      99,231          0          15,604          18,500            5,481
                                      1996      90,462     33,931          12,849          15,000                0

------------------------

(1) Annual compensation is included in the appropriate category in the year earned. Mr. Guernsey was not an executive officer during 1996 and Mr. Hattara was not employed by BMC during 1996 and 1997, and, accordingly, no information is given with respect to their compensation for those years.

(2) Bonuses are included in the year earned. Under our management incentive bonus plan, bonuses earned during any given fiscal year are paid to participants in March of the following year. No bonuses were paid for 1998 and 1997 since we did not meet our performance objectives.

(3) Includes the value of all perquisites and personal benefits provided to the named executive officers, including the use of leased automobiles, reimbursement of club membership dues, tax preparation services and physical examinations. For purposes of this table, we have determined the value of perquisites and benefits at their incremental cost, not on the taxable benefit derived by the executive officer. We permit stock option participants, including executive officers, to exercise stock options through interest-free loans, up to a maximum amount. See "Certain Transactions" below. The value of such interest-free loans was determined by calculating the interest imputed on such loans for the applicable year at the applicable federal rate provided by the Internal Revenue Code. Specific perquisites or personal benefits exceeding 25% of the total reported for each of the named individuals were as follows:

    (a) Mr. Burke: Leased auto, $39,176, $35,258 and $45,036 for fiscal 1998,
       1997 and 1996, respectively; imputed interest on interest free loans, $101,180, $80,275 and $75,825 for fiscal 1998, 1997 and 1996, respectively.

    (b) Mr. Hattara: Leased auto, $15,811 for fiscal 1998.

    (c) Mr. Guernsey: Leased auto, $12,875 and $12,829 for fiscal 1998 and 1997, respectively; imputed interest on interest free loans, $17,627 and $12,188 for fiscal 1998 and 1997, respectively.

    (d) Mr. Wright: Leased auto, $10,852, $11,597 and $12,800 for fiscal 1998,
       1997 and 1996, respectively.

(4) Includes the replacement of 40,000 and 15,000 options that were previously granted to Messrs. Hattara and Wright, respectively, and canceled pursuant to the Exchange Program. Mr. Burke was ineligible for the Exchange Program.

(5) Includes the following contributions made and to be made to the Savings and Profit Sharing Plan and nonqualified benefit equalization plan on behalf of the named executive officers for services performed in fiscal 1998:

    (a) Mr. Burke: Savings and Profit Sharing Plan, $10,048; benefit equalization plan, $17,900.

    (b) Mr. Guernsey: Savings and Profit Sharing Plan, $10,048; benefit equalization plan, $3,275.

    (c) Mr. Wright: Savings and Profit Sharing Plan, $7,698.

(6) Mr. Hattara became Vice President, Finance and Administration and Chief Financial Officer in January 1998.

(7) Mr. Guernsey served as President, Mask Operations from July 1992 to November 1997 when he was named Senior Vice President, Corporate Development.

(8) Mr. Wright became Treasurer in May 1998. Prior to that date, he served as Corporate Controller. Mr. Wright resigned from all positions with BMC in January 1999.

STOCK OPTION GRANTS AND EXERCISES

    The following table shows the options granted to the executive officers named in the Summary Compensation Table during 1998. Individual grants are listed separately for each officer. In addition, this table shows the estimated present value of each grant as of the date of grant.

                            OPTION GRANTS IN 1998(1)

                                                                  INDIVIDUAL GRANTS
                                                -----------------------------------------------------
                                                 NUMBER OF     % OF TOTAL                               GRANT DATE
                                                 SECURITIES      OPTIONS                                 VALUE(2)
                                                 UNDERLYING    GRANTED TO    EXERCISE OR               -------------
                                                  OPTIONS     EMPLOYEES IN   BASE PRICE   EXPIRATION    GRANT DATE
NAME                                              GRANTED         1998         ($/SH)        DATE      PRESENT VALUE
----------------------------------------------  ------------  -------------  -----------  -----------  -------------
Paul B. Burke.................................       100,000        15.4%     $ 19.6565      2/20/08    $   974,000
Jeffrey J. Hattara............................        40,000(3)        6.2%      7.0313      1/28/08        139,600
                                                      10,000         1.5%        7.0313      8/07/08         34,900
William A. Guernsey...........................             0           --            --           --             --
Jeffrey L. Wright.............................        15,000(3)        2.3%      7.0313     12/24/07         52,350
                                                       5,000         0.8%        7.0313      8/07/08         17,450

------------------------

(1) All options were granted under the 1994 Plan. Options typically vest in five equal annual installments commencing on the first anniversary date of the grant. All options were granted at an exercise price equal to the fair market value based on the average of the high and low sales price of our common stock on the date of grant.

(2) The present value determination was made using the Black-Scholes option pricing model. The assumptions used in the model are dependent on the date of option grant. The assumptions used include expected stock price volatility of .55, risk-free rate of return of 5.50%, weighted average expected life of five years, dividend yield of .96% and contractual time to exercise of ten years. Actual gains, if any, on stock option exercises are dependent upon our future performance and the performance of our common stock, overall market conditions, and the executive's continued employment through the vesting dates of the option grant.

(3) Grants of stock options pursuant to the Exchange Program in exchange for the cancellation of outstanding stock options.

    The following table provides information about stock option exercises during 1998 by the executive officers named in the Summary Compensation Table and stock options held by each of them at year-end.

   AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

                                                                  NUMBER OF SECURITIES
                                   SHARES                        UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                 ACQUIRED ON                     OPTIONS AT DECEMBER 31,     IN-THE-MONEY OPTIONS AT
                                  EXERCISE         VALUE                  1998                  DECEMBER 31, 1998
             NAME                    (1)        REALIZED(2)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(3)
-------------------------------  -----------  ---------------  ---------------------------  --------------------------
Paul B. Burke..................     215,000      $       0             564,600/340,000       $     2,028,585/$111,248
Jeffrey J. Hattara.............           0              0                    0/50,000                            0/0
William A. Guernsey............           0              0               62,000/44,000                  33,374/16,687
Jeffrey L. Wright..............           0              0                9,700/28,800                            0/0

------------------------

(1) Under the 1994 Plan, the exercise price of options may be paid in cash or, at the Compensation Committee's discretion, in shares of common stock valued at fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes. The exercise price may also be paid with an interest free loan pursuant to the BMC Stock Option Exercise Loan Program (the "BMC Loan Program"). See "Certain Transactions" for a more detailed description of the BMC Loan Program.

(2) Market value of underlying securities on the date of exercise, minus the exercise price. Mr. Burke did not realize any value on his option exercise because the market price did not exceed the exercise price.

(3) Based on the closing price of our common stock on the New York Stock Exchange-Composite Transactions at December 31, 1998 ($6.25), minus the exercise price.

STOCK OPTION EXCHANGE PROGRAM

    The following table provides information concerning the Exchange Program, including (i) the name and position of each executive officer who participated in the Exchange Program, including executive officers not listed in the Summary Compensation Table, (ii) the date of the exchange, (iii) the number of securities underlying exchanged options, (iv) the per share market price of the underlying security at the time of the exchange, (v) the original exercise price of the canceled option at the time of exchange, (vi) the per share exercise price of the option received in exchange for the existing option and (vii) the original option term remaining at the date of exchange.

                         TEN-YEAR OPTION/SAR REPRICINGS

                                              NUMBER OF                                                    LENGTH OF
                                             SECURITIES                       EXERCISE                  ORIGINAL OPTION
                                             UNDERLYING    MARKET PRICE OF      PRICE                    TERM REMAINING
                                               OPTIONS      STOCK AT TIME    AT TIME OF        NEW         AT DATE OF
                                             REPRICED OR   OF REPRICING OR  REPRICING OR    EXERCISE       REPRICING
             NAME                  DATE        AMENDED        AMENDMENT       AMENDMENT       PRICE        AMENDMENT
-------------------------------  ---------  -------------  ---------------  -------------  -----------  ----------------
Jon A. Dobson..................    8/07/98       10,000       $  7.0313       $ 16.3125     $  7.0313         9 Years, 5
General Counsel and Secretary                                                                                     Months
Jeffrey J. Hattara.............    8/07/98       40,000          7.0313         15.9700        7.0313         9 Years, 6
Vice President, Finance and                                                                                       Months
Administration and CFO
Steven E. Opdahl...............    8/07/98       15,000          7.0313          16.625        7.0313         9 Years, 9
Corporate Controller                                                                                              Months
Jeffrey L. Wright..............    8/07/98       15,000          7.0313         16.3125        7.0313         9 Years, 5
Former Treasurer(1)                                                                                               Months

------------------------------

(1) All options received by Mr. Wright pursuant to the Exchange Program were forfeited upon termination of employment.

OFFICER AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    We currently have change of control agreements (the "Change of Control Agreements") with Messrs. Burke, Guernsey and Hattara. Under the Change of Control Agreements, termination of an individual executive officer's employment in connection with any change of control triggers severance benefits. A "change of control" includes the sale, lease or other transfer of substantially all of our assets; a stockholder approved dissolution or liquidation; a change of control reportable to the Securities and Exchange Commission on Form 8-K; acquisition by any person of 50% or more of our voting stock; or, a change in composition of the Board of Directors, such that current directors cease to constitute a majority (but only if the nominations of the newly elected members were not approved by the current directors). Severance benefits payable under the Change of Control Agreements to Mr. Burke consist of three years' base salary, payable in the form of a lump sum payment of one year's base salary and a payout of the remainder over 24 months. Severance benefits payable under the Change of Control Agreements to Messrs. Guernsey and Hattara consist of a lump sum payment equal to one year's base salary. Any monthly payments under the Change of Control Agreements are reduced to the extent of any base salary received as a result of subsequent employment, but the terminated executive officer has no duty to seek subsequent employment. In the event the standard severance benefits constitute an excess parachute payment under the rules of the Internal Revenue Service, severance benefits will be reduced to an amount equal to the severance payment amount less the amount required to avoid any excise tax. Under the Change of Control Agreements, each executive officer remains employed for a six-month period following any change of control. During that period, he or she may resign for "good reason" and receive contractual severance benefits. "Good reason" includes adverse changes in compensation and/or duties, forced relocation to a new locale, or our failure to continue to provide benefit plans equivalent to those we offered prior to the change of control. At the end of the six-month period, the executive has a 30-day period in which to decide whether to remain employed by the successor; during that period, the executive may elect to terminate employment, with or without good reason, and receive contractual severance benefits. Any termination by the successor during the above periods without good cause, or by BMC prior to a change in control at the insistence of an acquiror, also triggers severance benefits. "Good cause" includes (i) willful and continued failure to perform duties or (ii) conviction of a felony or gross misdemeanor materially injurious to BMC. Death or attainment of age 65 prior to the end of the period during which monthly payments are made ends all further obligations of the Company.

    To the extent not already exercisable, options also become immediately exercisable under the 1994 Plan in the event of any "change in control." For purposes of the 1994 Plan, a "change in control" means the following: (a) the sale or other transfer of substantially all of our assets; (b) liquidation or dissolution;

(c) a merger or consolidation if (i) less than 50% of the voting stock of the surviving company is held by persons who were stockholders of BMC immediately before the merger or consolidation, or (ii) less than 80% of the voting stock of the surviving company is held by persons who were stockholders of BMC immediately prior to the merger or consolidation without the prior approval of our continuity directors (directors as of December 10, 1993 and additional directors nominated or elected by a majority of the "continuity directors"); (d) ownership by any person or group of 50% or more of our voting stock, or 20% or more of our voting stock without the prior approval of the continuity directors;
(e) the continuity directors ceasing to constitute a majority of the Board; or
(f) any change of control that is required to be reported on Form 8-K.

    Under the 1984 Omnibus Stock Program, which terminated pursuant to its terms on January 10, 1994, if any person makes a successful tender or exchange offer for common stock that the Board opposes or does not affirmatively recommend, then (i) all incentive stock options, and non-qualified options with respect to which no stock appreciation rights have been granted, will become immediately exercisable, (ii) all non-qualified options with respect to which stock appreciation rights have been granted and which have been outstanding for at least six months, will become immediately exercisable, provided that exercise may only take place during certain periods following our public release of certain financial reports and (iii) all restrictions on any outstanding restricted stock awards will immediately lapse.

    To the extent not already vested, all benefits under the Savings and Profit Sharing Plan (the "Savings Plan") become fully vested in the event of any "change in control." For purposes of the Savings Plan, a change in control means the following: (a) the sale or other transfer of substantially all of our assets; (b) liquidation or dissolution; (c) a person becomes the beneficial owner of 50 percent or more of the voting power of our outstanding securities;
(d) individuals who constitute "incumbent directors" (directors as of January 1, 1994 and additional directors nominated or elected by a majority of the "incumbent directors") cease to constitute at least a majority of the Board; or
(e) any change in control that is required to be reported under Section 13 or 15(d) of the Securities Exchange Act of 1934.

EMPLOYMENT AGREEMENTS

    In February 1999, we entered into a two-year employment agreement with Mr. Burke, effective January 1, 1999, pursuant to which he continues to serve as President, Chief Executive Officer and Chairman of the Board. The agreement provides for an annual base cash salary of $400,000, subject to increase at the Board's sole discretion, a restricted stock award with a fair market value of $50,000 and grant of non-qualified stock options to purchase 300,000 shares of our common stock. The agreement also provides for an annual bonus under the Bonus Plan, subject to the terms of the Bonus Plan, determined by using a deemed base salary of $425,000, which allocates $25,000 of the restricted stock award to Mr. Burke's base salary for purposes of calculating his bonus in each year of the two-year agreement. The agreement automatically renews for successive one-year periods, unless terminated by BMC or Mr. Burke on not less than sixty
(60) days written notice before the end of the initial term or any successive one-year renewal period. If we issue a notice of non-renewal to Mr. Burke, he will receive payment of one year's base salary following expiration of the initial or renewal term.

    We entered into an employment agreement with Mr. Hattara, effective January 26, 1998. Under the terms of this agreement, we agreed to employ Mr. Hattara for a period of at least two years. If we terminate his employment without "cause" during the term of this agreement, he will be entitled to receive severance payments equal to his then current base salary for a period of twelve (12) months from the date of termination, payable in twelve monthly installments. Mr. Hattara's agreement generally defines "cause" to include acts of personal dishonesty, repeated failure to perform his duties, or illegal conduct that is materially injurious to BMC.

                              CERTAIN TRANSACTIONS

    In 1993, we adopted the BMC Loan Program pursuant to which employees can borrow money to exercise stock options and, until recently, to pay any related income taxes due. In February 1999, the Compensation Committee amended the plan to eliminate loans for tax payments associated with the exercise of stock options. We hold the shares obtained upon exercise of the underlying stock options as collateral for the loan. The purpose of the BMC Loan Program is to facilitate the exercise of stock options, to encourage share ownership by employees and to minimize the need to sell shares in the open market to pay the exercise price of options. Approval of the loans are subject to the sole and absolute discretion of the Compensation Committee.

    The total amount that any employee may borrow under the BMC Loan Program is determined by the Compensation Committee but may not exceed: (i) for the first loan request, 100% of the exercise price of the option, and (ii) for any subsequent loan, the lesser of (a) 100% of the exercise price of the option or
(b) the amount that, when added to the principal amount of all outstanding loans under the BMC Loan Program, will not exceed 60% of the market value of all stock pledged as collateral by the employee immediately following the loan or (c) eight times the employee's then current base salary. Notwithstanding the foregoing criteria, no loan may be made which would cause the aggregate amount outstanding under all loans to an employee to exceed 100% of the market value of all stock pledged as collateral by that employee under the BMC Loan Program. If the market value of all shares held as collateral falls below an employee's loan balance, the employee must make arrangements to repay that portion of the loan, or pledge additional shares, equal to the difference between the market value and the loan balance.

    The loans made to employees under the BMC Loan Program are made on an interest-free basis. Upon termination of the employee's employment, the loan must be repaid within 45 days or a longer period if approved by the Compensation Committee. Upon the death or long-term disability of the employee, the Compensation Committee may extend the term of the repayment of the loan up to six months. Notwithstanding the terms of the BMC Loan Program, the Compensation Committee may demand repayment of the loans at any time.

    Each individual borrowing arrangement is evidenced by a written demand promissory note executed by the employee at the time of borrowing. The note provides that thirty percent (30%) of the employee's bonus compensation received under the Bonus Plan, net of applicable estimated taxes and other withholdings, will be applied to repay the principal under the note. In addition, a portion of the proceeds from any sale of stock pledged under the BMC Loan Program must be applied to the repayment of amounts outstanding under the BMC Loan Program. All dividends received by an employee for stock pledged for a loan, net of applicable estimated taxes and other withholdings on such dividends, are also applied to the loan.

    As of March 24, 1999, Messrs. Burke and Guernsey had loans outstanding under the BMC Loan Program of $2,702,070 and $77,755, respectively. The largest loan amount outstanding for Messrs. Burke and Guernsey during 1998 was $2,705,546 and $431,581, respectively.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the Securities and Exchange Commission (the "SEC"). Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish BMC with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the copies of reports furnished to BMC with respect to the period ended December 31, 1998, all directors, executive officers and greater than 10% stockholders were in compliance with all Section 16(a) filing requirements, except for Dr. Davis and Mr. Ramich, whose initial reports on Form 3, and Mr. Altman, whose Form 4 for transactions in April 1998, were sent electronically to the SEC during the filing period, but received one day late. Dr. Davis also failed to include one transaction on his Form 4 filed for transactions in July 1998, which filing was subsequently amended to include the transaction.

                              INDEPENDENT AUDITORS

    During 1998, in addition to auditing our financial statements, Ernst & Young LLP performed services in connection with preparation of our tax returns and related tax planning, audits of employee benefit plans and provision of general accounting advice.

    Ernst & Young LLP, or its predecessor, has been our independent auditors since 1980 and has been selected by the Board to continue as such for the current fiscal year. We have requested and expect a representative of Ernst & Young LLP to be present at the meeting to make a statement if he or she so desires and to respond to appropriate questions.

                           2000 STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented in the proxy materials relating to the proposed 2000 Annual Meeting of Stockholders must be received by BMC on or before January 13, 2000. If notice of any other stockholder proposal intended to be presented at the 2000 Annual Meeting of Stockholders but not intended to be included in the Company's proxy materials for that meeting is not received by BMC on or before January 13, 2000, the proxy solicited by the Board of Directors for use in connection with that meeting may confer authority on the proxies named therein to vote in their discretion on the proposal without any discussion in the proxy materials for that meeting of either the proposal or how the proxies intend to exercise their voting discretion.

                                 OTHER BUSINESS

    We know of no business which will be presented for consideration at the meeting other than that described in this proxy statement. As to other business, if any, that may properly come before the meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

    WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, EXCLUSIVE OF EXHIBITS, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 TO EACH PERSON WHO IS A STOCKHOLDER OF THE COMPANY AS OF MARCH 24, 1999, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT. SUCH REQUESTS SHOULD BE SENT TO: INVESTOR RELATIONS DEPARTMENT, BMC INDUSTRIES, INC., ONE MERIDIAN CROSSINGS, SUITE 850, MINNEAPOLIS, MN 55423.

Dated: March 31, 1999
BMC Industries, Inc.
One Meridian Crossings, Suite 850
Minneapolis, Minnesota 55423

                              - PLEASE DETACH HERE -


                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.
1.  Election of directors:   01 John W. Castro   02 Dr. H. Ted Davis
                             03 Joe E. Davis     04 James M. Ramich

                                        / / Vote FOR      / / Vote WITHHELD
                                            all nominees      from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE           ------------------------
FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S)
OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)   ------------------------



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO
DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL.
------
Address Change? Mark Box  / /
Indicate changes below:                      Date:
                                                  -----------------------------


                                           ------------------------------------

                                           ------------------------------------

                                           Signature(s) in Box

                                           Please sign exactly as your name(s)
                                           appear on Proxy. If held in joint
                                           tenancy, all persons must sign.
                                           Trustees, administrators, etc.,
                                           should include title and authority.
                                           Corporations should provide full name
                                           or corporation and title authorized
                                           officer signing the proxy.

                                                   BMC INDUSTRIES, INC.

                                              ANNUAL MEETING OF STOCKHOLDERS

                                                 WEDNESDAY, MAY 12, 1999
                                                         10:00 A.M.

                                                   RADISSON HOTEL SOUTH
                                                 7800 NORMANDALE BOULEVARD
                                                   BLOOMINGTON, MINNESOTA




BMC INDUSTRIES, INC.
ONE MERIDIAN CROSSINGS, SUITE 850, MINNEAPOLIS, MINNESOTA 55423            PROXY
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THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING
ON WEDNESDAY, MAY 12, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEM 1.

By signing the proxy, you revoke all prior proxies and appoint Jeffrey J. Hattara and Steven E. Opdahl, and each of them, with full power of substitution, to vote your shares on the matter shown on the reverse side and any other matter which may come before the Annual Meeting and all adjournments.

If any stockholder gives notice to cumulate votes in accordance with the procedure described in the proxy statement, the proxy holders will vote your shares cumulatively for all four nominees to the Board of Directors
(other than any nominee as to which you withhold authority).


                    See reverse for voting instructions.